Exhibit 16.1

June 24, 2024

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Ladies and Gentlemen:

We have read the statements made by Faraday Future Intelligent Electric Inc. (the “Company”) (copy attached), which we understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K dated June 24, 2024. We agree with the statements concerning our Firm in such Form 8-K.

We have no basis to agree or disagree with other statements made under Item 4.01.

Sincerely,

Melville, New York

Macias Gini & O’Connell LLP
445 Broadhollow Road, Suite 319	www.mgocpa.com
Melville, NY 11747